Execution Copy

ARRANGEMENT AGREEMENT

Among

REPECHAGE INVESTMENTS LIMITED

AND

REPECHAGE RESTAURANT GROUP LTD.

AND

ELEPHANT & CASTLE GROUP INC.

January 22, 2007

- ii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT dated January 22, 2007, BETWEEN:

REPECHAGE INVESTMENTS LIMITED, a corporation incorporated under the laws of Newfoundland and Labrador (hereinafter referred to as the “Parent”),

-and-

REPECHAGE RESTAURANT GROUP LTD., a corporation incorporated under the laws of Canada, and a wholly-owned Subsidiary of the Parent (hereinafter referred to as “Acquisitionco”),

-and-

ELEPHANT & CASTLE GROUP INC., a corporation incorporated under the laws of British Columbia (hereinafter referred to as “E&C”).

THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, Parent, Acquisitionco and E&C hereby agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1      Definitions

“Acquisitionco” means Repechage Restaurant Group Ltd., a corporation incorporated under the laws of Canada, and a wholly-owned Subsidiary of Parent;

“Acquisition Proposal” has the meaning ascribed to it in Section 4.6;

“Act” means the Business Corporations Act (British Columbia) as now in effect or as same may be amended from time to time prior to the Effective Date;

“Affiliate” has the meaning determined in accordance with Section 1(2) of the Securities Act on the date of this Agreement;

“Agreement” means this arrangement agreement dated January 22, 2007 between Parent, Acquisitionco and E&C as the same may be amended, varied, modified or supplemented prior to the Effective Time;

“Arrangement” means the proposed arrangement pursuant to the provisions of Section 288 of the Act as set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement, Section 5.1 of the Plan of

Arrangement or at the discretion of the Court in the Final Order, in accordance with the terms hereof;

“Arrangement Resolution” means the special resolution of the E&C Common Shareholders and the resolution of the E&C Creditors approving the Arrangement in accordance with Section 289 of the Act in substantially the form attached hereto as Schedule A;

“Board of Directors” means the board of directors of E&C;

“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

“Circular” means the management proxy statement and information circular, including the schedules attached thereto, and all amendments from time to time made thereto, prepared and delivered to the E&C Common Shareholders and E&C Creditors in connection with the Meetings;

“Commitment Letters” means collectively, the debt commitment letters provided to Parent in respect of the transaction, copies of which have been provided by Acquisitionco to E&C, as they may be amended from time to time;

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, permit, concession, franchise, license or legally binding arrangement or understanding;

“Court” means the Supreme Court of British Columbia;

“Crown” means Crown Life Insurance Company;

“Disclosure Letter” means that certain letter dated as of even date herewith and delivered to Parent and Acquisitionco by E&C;

“Dissent Rights” means the rights of dissent in respect of the Arrangement as described in Section 3.1 of the Plan of Arrangement;

“Dissenting Shareholder” means an E&C Common Shareholder who has duly exercised its Dissent Rights and who has not withdrawn or been deemed to have withdrawn such Dissent Rights;

“E&C” means Elephant and Castle Group Inc.;

“E&C Benefit Plan Governing Documents” has the meaning ascribed thereto in Section 3.1(r)(viii);

“E&C Benefit Plan Proceeding” has the meaning ascribed thereto in Section 3.1(r)(v);

“E&C Benefit Plans” has the meaning ascribed thereto in Section 3.1(r)(i);

“E&C Common Shares” means the common shares in the capital of E&C;

“E&C Common Shareholder” means a holder of E&C Common Shares;

“E&C Creditor” means a holder of E&C Notes;

“E&C Financial Statements” has the meaning ascribed thereto in Section 3.1(g);

“E&C Notes” means collectively, (i) the restated and amended senior secured note issued by E&C to GEIPPP dated December 17, 2004 in the principal amount of U.S.$4,203,879 with interest accruing thereon at 14% per annum; (ii) the credit agreement dated December 17, 2004 between, inter alia, E&C and Crown pursuant to which Crown has extended a $5,000,000 term loan to E&C; and (iii) the various convertible subordinated notes issued to various holders thereof dated December 17, 2004 in the principal aggregate amount of US$649,000 payable on December 31, 2009, with interest accruing thereon at 9 ¼% per annum;

“E&C Option Plan” means the stock option and bonus plan of E&C dated June 29, 2001;

“E&C Optionholder” means a holder of E&C Options;

“E&C Options” means options to acquire E&C Common Shares granted pursuant to the E&C Option Plan or any other option plan of E&C or any predecessor of E&C, or any option assumed or adopted by E&C and which have not been duly exercised prior to the Effective Date, and as set forth in the Disclosure Letter;

“E&C Preferred Shares” means the Preferred Shares, series A and Class A Preferred Shares in the capital of E&C;

“E&C Preferred Shareholder” means a holder of E&C Preferred Shares;

“E&C Public Disclosure Record” means all documents filed on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) or the United States Securities and Exchange Commission’s Electronic Document Gathering, Analysis and Retrieval System (EDGAR) after December 26, 2004;

“E&C Securities” means collectively, the E&C Common Shares, E&C Options, E&C Preferred Shares, E&C Warrants and E&C Notes;

“E&C Securityholders” means collectively, the E&C Common Shareholders, E&C Preferred Shareholders, E&C Warrantholders and E&C Creditors;

“E&C Shareholders” means, collectively the E&C Common Shareholders and the E&C Preferred Shareholders;

“E&C Warrants” means the warrants issued by E&C to the E&C Warrantholders to acquire E&C Common Shares or E&C Preferred Shares, as the case may be, the particulars of which are set forth in E&C’s Disclosure Letter;

“E&C Warrantholders” means the holders of E&C Warrants as set out in Section 1.1 of the Disclosure Letter;

“Effective Date” means the date which is five (5) Business Days from the date on which all of the conditions precedent to the completion of the Arrangement Agreement, including receipt of the Final Order, have either been fulfilled or have been waived or such other date as may be agreed by the Parties in writing;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Environmental Condition” means the presence of any Hazardous Substance in material breach of any Environmental Laws, or in quantities or conditions which exceed criteria published in any applicable Laws, policies, standards or guidance documents of any Governmental Entity of competent jurisdiction;

“Environmental Laws” means all applicable Laws, including applicable civil and common laws, relating to the protection of human health and safety or pollution or protection of the environment, or relating to the regulation of Hazardous Substances;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“GAAP” means Canadian generally accepted accounting principles;

“GEIPPP” means GE Investment Private Placement Partners II, a Delaware limited partnership;

“Governmental Entity” means (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or agency, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or stock exchange; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, petroleum, hydrocarbons, hazardous substance, waste, hazardous material, toxic substance, dangerous or potentially dangerous substance or dangerous good as defined, judicially interpreted or identified in, or any substance regulated pursuant to, any applicable Law;

“Intellectual Property Rights” means: (a) all Canadian, United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated throughout the world; and (h) all Web addresses, domain names and numbers, uniform resource locators and other names and locators associated with the Internet; and (i) any similar or equivalent rights to any of the foregoing anywhere in the world;

“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Meetings, as such order may be amended, as contemplated by Section 7.3;

“Law” or “Laws” means all laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Lease” means real property leases to which E&C or any of its Subsidiaries is a party;

“Lien” means any hypothec, mortgage, lien, charge, security interest, encumbrance or adverse right or claim;

“Mailing Date” means the date of mailing of the Circular to E&C Common Shareholders and E&C Creditors;

“Management Shareholders” means collectively, Rick Bryant, President and Chief Executive Officer of E&C, Roger Sexton, Chief Financial Officer of E&C, and Peter Laurie, Chief Operating Officer of E&C;

“Material Adverse Effect” means, when used in connection with a person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations or financial condition of that person and its Subsidiaries, taken as a whole, other than any change, effect (whether alone or in combination with other effects), event, occurrence or state of facts resulting from:

(i)	the announcement of the Arrangement or the execution of this Agreement;

(ii)	the passing of the Arrangement Resolution or any action required to be taken by this Agreement in order to implement the Arrangement;

(iii)	changes in general economic or political conditions or securities or banking markets in general;

(iv)	generally applicable changes in applicable Law;

(v)	changes in factors affecting the restaurant business generally or the markets in which E&C and its Subsidiaries operate;

(vi)	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or

(vii)	changes in any accounting rule or regulation or GAAP or the interpretation thereof;

“Material Contracts” has the meaning ascribed thereto in Section 3.1(p);

“Meetings” means collectively, the special meeting of E&C Common Shareholders and the meeting of E&C Creditors to be held to consider the Arrangement Resolution, including any adjournments or postponements thereof, to be called and held in accordance with the Interim Order;

“misrepresentation”, “material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“Parent” means Repechage Investments Limited;

“Parties” means Parent, Acquisitionco and E&C, and “Party” means any one of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity;

“Permitted Liens” means (i) Liens for taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent, (ii) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property, (iii) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws, and (iv) Liens set out and described in Section 3.1(f) of the Disclosure Letter but only to the extent such Liens conform to their description in such Disclosure Letter.

“Person” means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or Governmental Entity, however designated or constituted;

“Plan of Arrangement” means the plan of arrangement in substantially the form of Schedule B, as amended, modified or supplemented from time to time in accordance with this Agreement, the Plan of Arrangement or any order of the Court;

“Response Period” has the meaning ascribed thereto in Section 4.6(a);

“Securities Act” means the Securities Act (British Columbia) and the rules and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act and all other applicable Canadian and United States federal or state securities laws, rules and regulations thereunder;

“Specified Conditions” has the meaning ascribed thereto in Section 7.2(c);

“Specified Termination Rights” has the meaning ascribed thereto in Section 7.2(c);

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a Subsidiary;

“Superior Proposal” has the meaning ascribed to it in Section 4.5(a);

“Support Agreements” means the support and indemnification agreements (i) entered into effective as of the execution of this Agreement between each of GEIPPP, Crown and each Management Shareholder and Acquisitionco and Parent; pursuant to which such holders have agreed to vote the securities referred to therein in favour of the Arrangement at the Meetings and provide indemnification for certain representations and warranties hereunder;

“Taxes” or “Tax” means any taxes, duties, assessments, imposts and levies imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, franchise, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping and all employment insurance, health insurance and Canada, Québec, United States federal or state and other government pension plan premiums or contributions;

“Tax Act” means the Income Tax Act (Canada), as amended; and

“Tax Return” means all reports, forms, elections, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes.

1.2       Number and Gender

Words importing the singular number include the plural and vice versa and words importing gender include all genders.

1.3       Inclusive Terminology

Whenever used in this Agreement, the words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive.

1.4       Interpretation not Affected by Headings, etc.

The division of this Agreement into Articles and Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement.

1.5       Date For Any Action

In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.6       Currency

In the absence of a specific designation of any currency, any dollar amount referenced herein shall be deemed to refer to lawful currency of Canada.

1.7       Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of E&C shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of E&C required to be made shall be made in a manner consistent with GAAP consistently applied.

1.8       Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.9       Knowledge

In this Agreement, and except as specifically qualified herein, references to “knowledge”, the “knowledge of” and similar references, with respect to E&C, mean the actual knowledge of the Management Shareholders, after due inquiry, and such officers shall make such inquiry as is reasonable under the circumstances.

1.10    Entire Agreement

This Agreement (including the Schedules hereto and the Disclosure Letter) constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof, and for greater certainty includes the letters of intent entered into between E&C, Parent and Acquisitionco with respect to the transactions contemplated herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

1.11    Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A – Arrangement Resolution
Schedule B – Plan of Arrangement

ARTICLE 2
THE ARRANGEMENT

2.1       The Arrangement

The Arrangement shall be comprised of substantially the events or transactions, taken in the sequence indicated, in Schedule B to this Arrangement Agreement.

2.2       News Release Announcing the Arrangement

Subject to compliance with Securities Laws, immediately upon the execution of this Agreement, Parent and E&C shall jointly issue a mutually agreed press release announcing the entering into of this Agreement, which press release will be satisfactory in form and substance to the parties acting reasonably. E&C will file such press release, together with a material change report in prescribed form with all applicable securities regulatory authorities in Canada and the United States.

2.3       Interim and Final Orders

As soon as reasonably practicable following the execution and delivery of this Agreement, and in any event no later than seven business days from the date hereof, E&C will apply to the Court pursuant to Section 291 of the Act for the Interim Order, such order to be on terms acceptable to Parent, Acquisitionco and E&C, each acting reasonably, providing for, among other things:

(a)	notice of intended exercise of any Dissent Rights to be provided to E&C no later than 4:00 p.m. (Vancouver time) on the date which is 48 hours prior to the date of the Meetings;

(b)

the Arrangement be subject to the approval of a majority in number and 3/4 in value of the E&C Creditors present and voting, either in person or by proxy, at the Meeting of E&C Creditors to be held to consider the Arrangement Resolution, or otherwise voting in the manner directed by the Court;

(c)

the Arrangement be subject to the approval of two-thirds of the votes cast in respect of the Arrangement Resolution by the E&C Common Shareholders, present in person or by proxy and entitled to vote at the Meeting, or otherwise voting in the manner directed by the Court;

(d)	the Arrangement be subject to the unanimous written consent of the holders of Preferred Shares, series A in the capital of E&C;

(e)	the Arrangement be subject to the unanimous written consent of the holders of Class A Preferred Shares, in the capital of E&C; and

(f)	the Arrangement be subject to the unanimous written consent of the E&C Warrantholders.

E&C shall, subject to obtaining the approvals as contemplated by the Interim Order, and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order approving the Arrangement, such order to be on terms acceptable to Parent, Acquisitionco and E&C, each acting reasonably.

E&C agrees to consult with Parent and its advisors in connection with all applications to the Court, and to permit Parent and its counsel to review and comment upon drafts of all materials to be filed by E&C with the Court in connection with the Arrangement prior to the delivery and filing of such materials, and to give reasonable consideration to such comments and all information regarding the Arrangement, Parent and Acquisitionco. E&C also agrees to provide to counsel to Parent on a timely basis copies of any notices of appearance and evidence delivered to E&C or its counsel in respect of the application for the Final Order or any appeal therefrom, and of any notice (written or oral) received by E&C indicating any intention to appeal the Final Order.

2.4       Meetings.

Subject to receipt of the Interim Order:

(a)

E&C shall, as promptly as practicable following the execution of this Agreement and in any event within three (3) Business Days following the date of the Interim Order: (i) prepare and complete the Circular in consultation with Parent and provide Parent with a reasonable opportunity to review and comment on drafts of the Circular and E&C shall give reasonable consideration to such comments; (ii) as promptly as practicable thereafter, subject to obtaining any regulatory approvals required in connection with the mailing of the Circular, file the Circular in all jurisdictions where the same is required to be filed by the Interim Order and applicable Law; and (iii) mail the Circular and other documentation required in connection with the Meetings to the relevant E&C Securityholders in accordance with the Interim Order and applicable Law;

(b)

E&C shall (i) through E&C’s Board of Directors, recommend that the relevant E&C Securityholders vote in favour of the Arrangement Resolution and include such recommendation in the Circular; and (ii) use its commercially reasonable efforts to secure the approval of the Arrangement Resolution by the relevant E&C Securityholders;

(c)

E&C shall duly call, convene and hold the Meetings in accordance with the Interim Order, the articles of E&C and applicable Laws as soon as practicable for the purpose of considering the Arrangement Resolution (and, subject to the other terms and conditions herein, for any other proper purpose as may be set out in the notice of the Meetings and agreed to by Parent, acting reasonably; provided that the Arrangement Resolution shall be voted on before any other matter at the Meetings, unless otherwise agreed by Parent) and E&C shall provide notice to Parent and Acquisitionco of the Meetings and allow the representatives of Parent and Acquisitionco to attend the Meetings;

(d)

except as required for quorum purposes or otherwise permitted under this Agreement, E&C shall not adjourn (except as required by Law, by the Court or by valid E&C Securityholder action), and E&C shall not postpone or cancel (or propose for adjournment, postponement or cancellation) or fail to call the Meetings without Parent’s prior consent, such consent not to be unreasonably withheld or delayed;

(e)

E&C shall use commercially reasonable efforts to solicit from the relevant E&C Securityholders proxies in favour of the Arrangement Resolution and take all other action that is reasonably necessary or desirable to secure the approval of the Arrangement Resolution by the relevant E&C Securityholders, however nothing in this Section 2.4(e) shall require E&C to engage a third party to act as proxy solicitation agent in connection therewith; and

(f)

subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, E&C shall takes such steps as are necessary under the Act to give effect to the Arrangement.

2.5       Securities and Corporate Compliance.

(a)

E&C shall diligently do all such acts and things as may be necessary to comply, in all material respects, with applicable Laws, including National Instrument 54-101 of the Canadian Securities Administrators and applicable United States federal proxy solicitation requirements, in relation to the Meetings.

(b)

Each of Parent and E&C shall furnish to the other all such information concerning it, its Affiliates and its shareholders and, in the case of E&C, the E&C Securityholders, as may be reasonably required to prepare the Circular or any application to Governmental Entities and effect the actions described in the Plan of Arrangement. Each of Parent and E&C shall ensure that no information that is so furnished by it contains any untrue statement of a material fact or omits to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in light of the circumstances in which it is furnished or to be used.

(c)

Parent and E&C shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or any application to any Governmental Entity for an order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application.

(d)

In the event that notice is given by a Party under Section 2.5(c) in respect of a document, the Party which filed, distributed or delivered such document shall prepare a supplement or amendment to such document, as required and as the case may be, and, if required by applicable Law, shall cause the same to be distributed to E&C Securityholders and filed with the applicable Governmental Entity and the Court, as applicable. For greater certainty, in the event that notice is given by a Party under Section 2.5(c) in respect of the Circular, E&C shall, if and to the extent required by applicable Law, prepare a supplement or amendment to the Circular and cause the same to be distributed to E&C Securityholders and filed with the applicable Governmental Entity and the Court, as applicable; and if such notice relates to a portion of the Circular provided by Parent or Acquisitionco expressly for incorporation into the Circular, Parent shall cooperate in the preparation of the aforementioned supplement or amendment at its sole cost and expense.

2.6       Dissent

E&C shall give Parent:

(a)

prompt notice of any written demand for dissent received by E&C prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to E&C prior to the Effective Time that relates to such demand; and

(b)

the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. E&C shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

2.7       Preparation of Filings

Parent and E&C shall co-operate in the preparation of any application for the Interim Order, the Final Order, the Circular, the Notice of Alteration in respect of the Arrangement and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with this Agreement and the transactions contemplated herein.

2.8       Communications

(a)

No Party or any of its Affiliates shall issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of E&C and Parent (such consent not to be unreasonably withheld or delayed).

(b)

Neither E&C nor Parent shall make any filing with any Governmental Entity with respect to the Arrangement without giving the other Party a reasonable opportunity to review and comment on such filing. Each of E&C and Parent shall reasonably consider comments provided by the other Party in respect of any such filing with a Governmental Entity.

(c)

Sections 2.8(a) and 2.8(b) shall be subject to each Party’s (and its Affiliates’) overriding obligation to make any disclosure or filing required under applicable Laws, and the Party (or Affiliate) making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

(d)

Each of Parent and E&C shall promptly notify the other Party of any communication to a Party from any Governmental Entity in respect of the Arrangement, and neither E&C nor Parent shall participate in any meeting with any Governmental Entity in respect of any filings, investigations or other inquiry related to the Arrangement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the reasonable opportunity to attend and participate thereat. Each of Parent and E&C shall, upon request, furnish to the other all such information concerning it and, in the case of E&C, the E&C Securityholders, as may be reasonably required for purposes of the foregoing.

(e)

Parent shall be entitled, at any time prior to the Meeting, to propose modifications to the Arrangement to increase the consideration it or Acquisitionco is prepared to make available to E&C Securityholders pursuant to the Arrangement, whether or not the Board of Directors of E&C has changed its recommendation, provided that Parent shall use its commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to E&C. Subject to Section 4.5, the Parties shall enter into an amended agreement reflecting such proposed amendments to the Arrangement (provided that such agreement shall be on and subject to the same terms and conditions as this Agreement, mutatis mutandis, except with respect to the modifications proposed by Parent), the Plan of Arrangement shall be modified accordingly in accordance with its terms, and E&C and Parent shall use their respective commercially reasonable efforts to obtain any further order of the Court which is necessary or desirable in such circumstances, to communicate any such modifications to E&C Securityholders and to ensure that any such modifications are presented at the Meetings.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1       Representation and Warranties of E&C

E&C represents and warrants to and in favour of each of Parent and Acquisitionco as follows in each case except as set forth in the Disclosure Letter and acknowledges that Parent and Acquisitionco are each relying upon same in connection with the agreements contemplated herein:

(a)	Board Approval

The Board of Directors, at a meeting duly called and held prior to the execution and delivery of this Agreement, has, following receipt and consideration of a recommendation of the Special Committee of the Board of Directors, duly adopted resolutions:

	(A)	authorizing and approving this Agreement and the Arrangement;

	(B)	authorizing E&C to execute and deliver this Agreement;

	(C)	authorizing E&C and its Subsidiaries to consummate this Agreement on the terms set forth herein and in the Plan of Arrangement;

	(D)	determining that the Plan of Arrangement is fair to E&C Shareholders and is in the best interests of E&C;

	(E)	directing that the Arrangement Resolution be submitted to a vote at the Meetings; and

	(F)	recommending that E&C Securityholders vote in favour of the Arrangement;

which resolutions have not been subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement.

(b)

Authority Relative to this Agreement. E&C has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to fulfill its obligations under the Arrangement. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors, and other than (i) the approval of the Board of Directors of E&C with respect to the Circular and other matters relating solely thereto; and (ii) the approval of the E&C Securityholders pursuant to the Interim Order, no other corporate proceedings on the part of E&C are necessary to authorize the execution and delivery by it of this Agreement or the making or completion of the Plan of Arrangement. This Agreement has been duly and validly executed and delivered by E&C and, assuming the due authorization, execution and delivery by Parent and Acquisitionco, constitutes a legal, valid and binding obligation of E&C enforceable against E&C in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	No Violations.

(i)	Neither the execution and delivery of this Agreement by E&C nor the completion of the Arrangement in accordance with the terms hereof, nor compliance by E&C with any of the provisions hereof will:

(A)

except as set forth in Section 3.1(c) of the Disclosure Letter, violate, conflict with, change the rights or obligations of any Party under, result in a breach of any provision of, require any consent, approval or notice under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of E&C or any of its Subsidiaries, or in any such Lien becoming (or being capable of becoming) enforceable against any such properties or assets, or cause any indebtedness to come due before its stated maturity or cause any credit commitment or obligation to cease to be available or cause any payment or other obligation to be imposed on E&C or any of its Subsidiaries under any of the terms, conditions or provisions of (1) their respective charters or by-laws or other comparable organizational documents; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, or other Contract to which E&C or any of its Subsidiaries is a party or by which any of them, or any of their respective properties or assets is bound which, in the case of Section 3.1(c)(i)(A)(2) only, would when taken singularly or together, result in a Material Adverse Effect on E&C;

(B)

except for distributing and filing the Circular in accordance with applicable corporate and Securities Laws and obtaining the approval of the E&C Securityholders pursuant to the Interim Order, (1) violate any Law or any judgment, order or decree in each case applicable to E&C or any of its Subsidiaries or any of their respective properties or assets; or (2) cause the suspension or revocation of any Permit currently in effect which in any such case would, when taken singularly or together, result in a Material Adverse Effect on E&C; or

(C)

except as set forth in Section 3.1(c) of the Disclosure Letter, (1) result in any payment (including severance, unemployment compensation, golden parachute, change of control, retention, bonus or otherwise) becoming due to any current or former director, officer or employee of, or consultant to, E&C or any of its Subsidiaries; or (2) result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any E&C Benefit Plan or restriction imposed on any asset held in connection with a E&C Benefit Plan or otherwise.

(ii)

Other than in connection with or in compliance with the provisions of applicable corporate and Securities Law, including distributing and filing the Circular in accordance with applicable corporate and Securities Laws and obtaining the approval of the relevant E&C Securityholders pursuant to the Interim Order and obtaining the Final Order, (A) there is no legal impediment to the execution and delivery of this Agreement by E&C; and (B) no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of E&C or its Subsidiaries in connection with the execution and delivery of this Agreement by E&C or the completion of the Arrangement.

(d)

Capitalization. The authorized share capital of E&C consists of an unlimited number of E&C Common Shares and an unlimited number of Class A Preferred Shares and an unlimited number of Preferred Shares, series A, of which as of the date of this Agreement, there were issued and outstanding 6,052,369 E&C Common Shares, 487,213 Class A Preferred Shares, 3,653,972 Preferred Shares, series A, and no other shares of any class or series in the capital of E&C. As of the date of this Agreement, an aggregate of 260,000 E&C Options were outstanding (whether or not vested) (the aggregate in-the-money value of which is $0), an aggregate of up to 260,000 E&C Common Shares were issuable upon the exercise of E&C Options, and an aggregate of 5,127,862 E&C Warrants were outstanding and an aggregate of up to 4,049,068 E&C Common Shares and 1,078,794 E&C Preferred Shares were issuable upon the exercise of E&C Warrants, and an aggregate principal amount of US$649,000 in convertible unsecured notes were outstanding convertible into Common Shares at US$1.00 per share, and except for E&C Options, the E&C Warrants, the convertible notes, and Acquisitionco’s right hereunder, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by E&C of any shares in the capital of E&C or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares in the capital of E&C. All outstanding E&C Common Shares and E&C Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all E&C Common Shares and E&C Preferred Shares issuable upon the exercise of rights under the E&C Options and E&C Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. All E&C Securities have been issued in compliance, in all material respects, with all applicable Securities Laws. Other than the E&C Preferred Shares, there are no E&C Securities or securities of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the E&C Common Shareholders on any matter. There are no outstanding contractual or other obligations of E&C or any Subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries, except as set out in Section 3.1(d) of the Disclosure Letter.

(e)

Ownership of Subsidiaries. Section 3.1(e) of the Disclosure Letter includes complete and accurate list of all Subsidiaries, together with its jurisdiction incorporation or organization, owned, directly or indirectly, by E&C, each of which is wholly-owned except as otherwise noted in such list. All outstanding shares of capital stock and other ownership interests of E&C’s Subsidiaries are duly authorized, validly issued, fully paid non-assessable, and all such shares and other ownership interests held directly or indirectly by E&C are, except as disclosed in Section 3.1(e) of the Disclosure Letter, owned free and clear of all Liens other than Permitted Liens, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent otherwise) regarding the right to acquire any such shares of capital stock or ownership interests in or material assets or properties of any of E&C’s Subsidiaries except as set forth in Section 3.1(e) of the Disclosure Letter.

(f)

Reporting Status and Securities Laws Matters. E&C is a reporting issuer under applicable British Columbia Securities Laws and is not on the list of reporting issuers in default under such Securities Laws. The E&C Common Shares are registered under Section 12 of the United States Securities Exchange Act of 1934, as amended. E&C is not in default of any material requirements of any Securities Laws. No suspension of trading in or cease trading order with respect to any securities of E&C, and to the knowledge of E&C, no inquiry or investigation (formal or informal) of any securities regulators, is in effect or ongoing, or to the knowledge of E&C expected to be implemented or undertaken.

(g)

Reports. As of their respective dates or, where no such date is specified, the date of filing pursuant to applicable Securities Laws (i) E&C’s audited financial statements as at and for the fiscal years ended December 25, 2005, December 26, 2004 and December 28, 2003 (including the notes thereto and related management’s discussion and analysis (“MD&A”)), and E&C’s unaudited interim financial statements as at and for the three months ended March 26, 2006 (including the notes thereto and related MD&A), and as at and for the six months ended June 25, 2006 (including the notes thereto and related MD&A), and as at and for the nine months ended September 24, 2006 (including the notes thereto and related MD&A) (collectively, the “E&C Financial Statements”); (ii) E&C’s annual report on Form 10-K filed on April 4, 2006 (including all documents incorporated by reference therein); (iii) E&C’s management proxy statement and information circular dated April 7, 2006 in respect of the annual meeting of E&C

Shareholders for fiscal year 2005; and (iv) all material change reports and other documents filed with the applicable securities regulators since September December 25, 2005: (1) did not at the respective effective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (2) complied in all material respects with Securities Laws. The E&C Financial Statements (other than the related MD&A) and all financial statements of E&C and its Subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents publicly filed since December 28, 2003 were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of E&C’s independent auditors; (B) in the case of unaudited interim statements, are subject to normal year-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements; or (C) as items in such financial statements have been reclassified) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of E&C and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP consistently applied in respect of all contingent liabilities, if any, of E&C and its Subsidiaries on a consolidated basis. E&C is not currently aware of any year-end adjustments that are expected to be material. There has been no change in E&C’s accounting policies, except as described in the notes to the E&C Financial Statements, since December 25, 2005. Except as set forth in the E&C Financial Statements, neither E&C nor any of its Subsidiaries have any documents creating any material off- balance sheet arrangements. Neither E&C nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among E&C or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving E&C or any of its Subsidiaries in the E&C Financial Statements. Neither E&C nor any of its Subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director, employee or security holder of or consultant to E&C or any of its Subsidiaries or to any director or employee of or consultant to any such security holder.

(h)

Litigation. Except as set forth in Section 3.1(h) of the Disclosure Letter, there are no claims, actions, suits or proceedings pending or, to the knowledge of E&C, threatened and to the knowledge of E&C there are no investigations or inquiries pending or threatened, affecting E&C or any of its Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity except such claims, actions, suits, proceedings, investigations or inquires which would not, taken singularly or together, result in a Material Adverse Effect on E&C. Neither E&C nor any of its Subsidiaries nor their respective assets or properties is subject to any material outstanding judgment, order, writ, injunction or decree.

(i)	Taxes.

(i)

E&C and each of its Subsidiaries has prepared and filed all Tax Returns within the prescribed period with the relevant taxing authority in accordance with applicable Laws. E&C and each of its Subsidiaries has reported all income and all other amounts and information required by applicable Law to be reported on each such Tax Return. Each such Tax Return is correct and complete in all material respects.

(ii)

E&C and each of its Subsidiaries has paid, within the prescribed period, all Taxes and instalments of Taxes, which are required to be paid to any relevant taxing authority pursuant to applicable Law. No material deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any relevant taxing authority. Since December 25, 2005, neither E&C nor its Subsidiaries has:

	(A)	incurred any liability for Taxes;

	(B)	engaged in any transaction or event which would result in any liability for Taxes; or

	(C)	realized any income or gain for tax purposes;

other than, in each case, in the ordinary course of business.

(iii)

Adequate provision has been made for all Taxes payable for all taxable periods ending on or before the Effective Date, and where no taxable period ends or is deemed to end on or immediately prior to the Effective Date, for all Taxes in respect of any time or event prior to the Effective Date.

(iv)

E&C and each of its Subsidiaries has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate authority all such Taxes as and when required by applicable Law.

(v)

There are no proceedings, investigations or audits pending or, to the knowledge of E&C, threatened against or affecting E&C of any of its Subsidiaries in respect of any Taxes. To the knowledge of E&C, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit. There are no matters under discussion, audit or appeal with any relevant authority relating to Taxes. All Tax Returns of E&C and each of the Subsidiaries for taxation years ending on or before December 25, 2005 have been assessed by the relevant taxing authority.

(vi)	Neither E&C nor any of its Subsidiaries has requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

	(A)	to file any Tax Return;

	(B)	to file any elections, designations or similar filings relating to Taxes;

	(C)	it is required to pay or remit any Taxes or amounts on account of Taxes; or

	(D)	any relevant authority may assess or collect Taxes.

(vii)

Neither E&C nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.

(viii)

Neither E&C nor any of its Subsidiaries has ever been required to file any Tax Return with, or been liable to pay any Taxes to, any relevant authority outside Canada and the United States. No request to file a Tax Return has ever been made to such corporate entities by any relevant authority in a jurisdiction where such corporation does not file Tax Returns.

(j)

Absence of Undisclosed Liabilities. Except as disclosed in the E&C Public Disclosure Record or the E&C Financial Statements, neither E&C nor any of its Subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) except for liabilities (i) incurred in connection with the transactions contemplated by this Agreement; (ii) incurred in the ordinary course of business consistent with past practice during the period of the E&C Financial Statements; or (iii) that, individually or in the aggregate, would not result in a Material Adverse Effect on E&C.

(k)

No Material Adverse Effect. Except as disclosed in the Disclosure Letter, since December 25 2005, there has not been any Material Adverse Effect on E&C. During the period since December 25, 2005, E&C and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and have not taken any of the actions described in any of the clauses in Section 4.1(d).

(l)

Environmental. Except as disclosed in E&C Public Disclosure Record or as set forth in Section 3.1(l) of the Disclosure Letter, all operations of E&C and each of its Subsidiaries have been and are being conducted in material compliance with all applicable Environmental Laws. There is no Environmental Condition present at, and to the knowledge of E&C there has been no release, disposal, or arrangement for disposal of, or exposure to, any Hazardous Substance on, at, under or from, any property currently or, to the knowledge of E&C, formerly owned or leased by E&C or any of its Subsidiaries and, to the knowledge of E&C, neither E&C nor any of its Subsidiaries is aware of, or is subject to: (i) any proceeding, application, order, directive, investigation or complaint which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; (ii) any demand or notice with respect to the breach of any Environmental Laws applicable to E&C or any of its Subsidiaries; or (iii) any changes to the terms of any environmental Permits or any review by any Governmental Entity of such environmental Permits, which, in the case of (i), (ii) or (iii) above would, individually or in the aggregate, have a Material Adverse Effect on E&C;

(m)

Owned Real Property. Neither E&C nor any of its Subsidiaries is the owner of, nor subject to, any agreement, option or right or obligation to own, any real property or any ownership interest in any real property.

(n)

Leases and Leased Property. Section 3.1(n) of the Disclosure Letter lists all real property leases to which E&C or one of its Subsidiaries is a party (a “Lease”). Each Lease has been validly executed and delivered by the tenant and is unmodified except as set forth in Section 3.1(n) of the Disclosure Letter and is in full force and effect. Each Lease represents the entire agreement between the landlord and the tenant in respect of the leased premises. E&C and its Subsidiaries are not in default of any of their material obligations under any Lease, and other than the consents set out in Section 3.1(c) of the Disclosure Letter there exists no event, occurrence, condition or act which, with the giving of notice, the passage of time or the happening of any other event or circumstance, would become a default under the Lease or give rise to a right of cancellation or termination of the Lease or the inability of the tenant to exercise any of its rights as lessee thereunder, including any rights of renewal or first rights of refusal contained therein, which, in each case, would individually or in the aggregate have a Material Adverse Effect on E&C. There is no outstanding material dispute between E&C, its Subsidiaries and the landlord in respect of any Lease.

(o)

Franchise Agreements. E&C or the Subsidiaries franchise, pursuant to franchise agreements, the restaurants disclosed in Section 3.1(o) of the Disclosure Letter and no other Contracts exist for the franchise of any restaurants.

(p)

Material Contracts. Except for the Contracts described in Section 3.1(p) of the Disclosure Letter (collectively, the “Material Contracts”), none of E&C or any Subsidiary is a party to or bound by any Contract:

	(i)	for the purchase of materials, supplies, equipment or services involving more than $100,000 per annum over the remaining life of the Contract;

(ii)

any promissory note, loan agreement or other agreement for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iii)	for capital expenditures in excess of $100,000 in the aggregate;

(iv)

for confidentiality, secrecy or non-disclosure for material matters, or limiting the freedom of E&C or any Subsidiary to engage in any line of business or compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business, including, the Business;

(v)	with any Person with whom the E&C or any Subsidiary does not deal at arm’s length within the meaning of the Tax Act;

(vi)

that expires, or may be renewed at the option of any Person other than the E&C or the applicable Subsidiaries so as to expire, more than two years after the date of this Arrangement Agreement, other than the Leases;

(vii)

of guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than wholly-owned Subsidiaries;

(viii)	relating to grants or other forms of assistance received by E&C or a Subsidiary from any Governmental Entity, other than grants for training assistance which are material individually or collectively;

	(A)	material to the business or any of the assets of E&C or its Subsidiaries; or

	(B)	made out of the ordinary course of business;

and, for greater certainty, the term “Material Contract” shall include all franchise agreements and Leases.

(q)	Employee Matters.

(i)	Except for the Contracts listed in Section 3.1(q) of the Disclosure Letter, neither E&C nor any of its Subsidiaries is a party to, subject to, or affected by:

	(A)	any written employment Contract;

	(B)	any verbal employment Contract that is not terminable upon providing reasonable notice at common law;

	(C)	any written Contract with an individual acting as an independent contractor providing services to E&C or any of its Subsidiaries; or

	(D)	any collective agreement.

(ii)	To the knowledge of E&C, there are no ongoing union certification drives or pending proceedings for certifying a union for E&C or any Subsidiary.

(iii)

To the knowledge of E&C, there has been no complaint, grievance, claim, proceeding, civil action, work order or investigation filed, made or commenced against E&C or its Subsidiaries in respect of, concerning or affecting any of their employees.

(iv)

E&C and its Subsidiaries have observed and materially complied with the provisions of all applicable Laws respecting employment, including, but not limited to, employment standards Laws as well as Laws relating to human rights, occupational health and safety, workers’ compensation and pay equity.

(v)

There is no labour strike, picketing, slow down, work stoppage or lock out, existing, pending, or to knowledge of E&C, threatened against or directly or indirectly affecting E&C or any of its Subsidiaries. Neither E&C nor any of its Subsidiaries has, since November, 2004, experienced any labour strike, picketing, slowdown, work stoppage, lock out or other collective labour action by or with respect to any of their employees. There are no charges or complaints pending, or to the knowledge of E&C, threatened with respect to or relating to E&C or any of its Subsidiaries before any Governmental Entity in relation to unlawful employment practices. Neither E&C nor any of its Subsidiaries has received any written notice from any such Governmental Entity responsible for the enforcement of labour or employment Laws of an intention to conduct an investigation of such entity concerning its employment practices, wages, hours and terms and conditions of employment and no such investigation is, to the knowledge of E&C, threatened.

(r)	Employee Benefit Plans.

(i)

Section 3.1(r) of the Disclosure Letter sets out a correct and complete list and, where appropriate, a description of all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of E&C or any of its Subsidiaries for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of E&C or any of its Subsidiaries other than government sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the “E&C Benefit Plans”).

(ii)	Each E&C Benefit Plan:

(A)	has been maintained in material compliance with its terms and with the requirements of all applicable Laws; and

(B)	is in good standing in respect of such requirements and Laws.

(iii)	No E&C Benefit Plan is required to be registered under applicable Laws with any Governmental Entity.

(iv)

All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by either E&C or its Subsidiaries pursuant to the terms of any E&C Benefit Plan or by applicable Laws, have been paid, deducted, remitted or performed, as the case may be, in a timely fashion and there are no outstanding defaults or violations with respect to same.

(v)

There are no actions, suits, claims, arbitrations or other proceedings (an “E&C Benefit Plan Proceeding”) pending or, to the knowledge of E&C, threatened with respect to the E&C Benefit Plans (other than routine claims for benefits) and, to the knowledge of E&C, no event has occurred or circumstance exists that may result in an E&C Benefit Plan Proceeding.

(vi)

There is no pending termination or winding-up procedure in respect of any of the E&C Benefit Plans, and to the knowledge of E&C, no event has occurred or circumstance exists under which any of the E&C Benefit Plans may be declared terminated or wound-up, in whole or in part.

(vii)	No E&C Benefit Plan has a deficit and there are no E&C Benefit Plans that are pension plans.

(viii)	E&C has delivered correct and complete copies of each of the following to the Parent:

(A)

the most current text of all E&C Benefit Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans (the “E&C Benefit Plan Governing Documents”), all as amended to the date of this Agreement; and

	(B)	all materials relating to the E&C Benefit Plans distributed to new or existing members of such plan in the last three (3) years and to the knowledge of E&C, no fact, condition or circumstances exists or has occurred since the date of the E&C Benefit Plan Governing Documents which would materially affect or change the information contained in them.

(ix)

To the knowledge of E&C, no event has occurred and there has been no failure to act on the part of E&C or any Subsidiary a trustee or administrator of any E&C Benefit Plan that could subject either E&C or its Subsidiaries, such trustee or administrator or the E&C Benefit Plan to the imposition of any Tax, penalty or other liability, whether by way of indemnity or otherwise.

(x)

No promises or commitments have been made by E&C or any Subsidiary to amend any E&C Benefit Plan, to provide increased benefits or to establish any new benefit plan, except as required by applicable Laws or as set out in Section 3.1(r) of the Disclosure Letter.

(xi)	The transactions contemplated in this Agreement will not result in or require any payment or severance, or the acceleration, vesting or increase in benefits under any E&C Benefit Plan.

(xii)	There are no post-retirement benefits for former or retired employees.

(xiii)	None of the E&C Benefit Plans requires or permits retroactive increases or assessments in premiums or payments.

(xiv)

None of E&C or any of its Subsidiaries contributes to, or is required to contribute to, any multi-employer pension or benefit plan. None of the E&C Benefit Plans is a multi-employer pension or benefit plan.

(xv)	Each of the E&C Benefit Plans can be amended or terminated without restrictions, provided such restriction does not contravene applicable Law.

(s)	Intellectual Property.

	(i)	Section 3.1(s) of the Disclosure Letters sets out a correct and complete list, and, where appropriate, a description of:

		(A)	all of the registered Intellectual Property Rights owned or used by E&C and its Subsidiaries;

		(B)	all material licenses or similar agreements or arrangements to which either E&C or any of its Subsidiaries is a party, either as licensee or licensor, with respect to Intellectual Property Rights.

(ii)

Each of E&C and its Subsidiaries is the owner of all right, title and interest in and to, or possesses the right to use, its material Intellectual Property Rights, free and clear of all Liens. Neither E&C nor its Subsidiaries have assigned, licensed or otherwise conveyed any of its respective material Intellectual Property Rights.

(iii)

The Intellectual Property Rights of each of E&C and its Subsidiaries are to the knowledge of E&C in full force and effect and have not been used, not used, enforced or not enforced in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights. There is no claim existing or, to the knowledge of E&C, threatened alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the Intellectual Property Rights of E&C of any of its Subsidiaries. Since November 2004, none of E&C or any of its Subsidiaries has received written notice of any alleged infringement or misappropriation from any Person with respect to its Intellectual Property Rights. During such period, to the knowledge of E&C, none of E&C or any of its Subsidiaries has infringed and is not currently infringing on the Intellectual Property Rights of any other Person.

(iv)

Each of E&C and its Subsidiaries has the right and authority to use, and to continue to use after the Effective Date, its Intellectual Property Rights in the manner presently conducted, and such use or continuing use does not, to the knowledge of E&C, infringe upon or violate any rights of any other Person. The Intellectual Property Rights of each of E&C and each Subsidiary are sufficient to conduct the business as presently conducted. All licenses to which E&C or any Subsidiary is a party relating to Intellectual Property Rights are to the knowledge of E&C, in good standing, binding and enforceable in accordance with their respective terms and, to the knowledge of E&C, no default exists on the part of either E&C or any of its Subsidiaries thereunder.

(v)

There are no outstanding or, to the knowledge of E&C, threatened disputes or other disagreements with respect to any licenses or similar Contracts listed in Section 3.1(s)(i) of the Disclosure Letter, or with respect to infringement by another Person of any of the Intellectual Property Rights of E&C and its Subsidiaries. To the knowledge of E&C, no Person is infringing, or is threatening to infringe, upon or otherwise violate any of the Intellectual Property Rights owned by E&C or any of its Subsidiaries.

(vi)

Except as set out in Section 3.1(s)(vi) of the Disclosure Letter, all of the material Intellectual Property Rights of E&C and its Subsidiaries developed or created by employees or pursuant to Contracts with outside consultants or contractors have been assigned to the relevant entity in writing or in another enforceable manner.

(vii)

All applications for registration of E&C’s or its Subsidiaries’ Intellectual Property Rights are in good standing, have been filed in a timely manner within the appropriate offices to preserve the rights thereto and assignments have been recorded in favour of the relevant entity to the extent recordation within a timely manner is required to preserve the rights thereto.

(viii)

Except as set out in Section 3.1(s)(viii) of the Disclosure Letter, no royalty or other fee is required to be paid by E&C or its Subsidiaries to any other Person for the use of any Intellectual Property Rights material to the business of E&C as it is now being conducted and there are no restrictions on the ability of E&C or any of its Subsidiaries or any successor to, or assignee from, such corporation to use and exploit all rights in any Intellectual Property Rights owned by E&C of any of its Subsidiaries.

(ix)

Each of E&C and its Subsidiaries has maintained or caused to be maintained the rights to any of its registered Intellectual Property Rights in full force and effect and, without limiting the generality of the foregoing, has renewed or has made application for renewal of any registered Intellectual Property Rights owned by it and subject to expiration on or prior to the Effective Date.

(t)

Books and Records. The financial books, records and accounts of E&C, and its Subsidiaries (i) have been maintained in all material respects in accordance with good business practices, (ii) accurately and fairly reflect the material transactions and dispositions of the assets of E&C and its Subsidiaries and (iii) in all material respects accurately and fairly reflect the basis for the financial statements of E&C. E&C has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with GAAP, or any other criteria applicable to such statements and (b) to maintain accountability for assets. E&C’s and its Subsidiaries’ corporate records and minute books have been maintained in compliance with applicable Laws and are complete and accurate in all material respects, and full access thereto has been provided to Parent and Acquisitionco;

(u)

Insurance. Section 3.1(u) of the Disclosure Letter sets out a list of insurance policies which are maintained by E&C and its Subsidiaries setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. E&C and the Subsidiaries are not in material default with respect to any of the provisions contained in the insurance policies, and have not failed to give any notice or to present any material outstanding claim under any insurance policy in a due and timely fashion.

(v)

Permits. E&C and each of its Subsidiaries owns, holds, possesses or lawfully uses all Permits which are necessary to conduct its current businesses as they are now being conducted in material compliance with all applicable Laws. Section 3.1(v) of the Disclosure Letter contains a true and complete list of all material Permits. No suspension or cancellation of any of the Permits is pending or, to E&C’s knowledge, threatened, which would have a Material Adverse Effect on E&C.

(w)

Restrictions on Business Activities. To the knowledge of E&C, there is no agreement, judgment, injunction, order or decree binding upon E&C or any of its Subsidiaries that has or could have the effect of prohibiting, restricting or impairing any business practices of E&C or such Subsidiary, except as would not have a Material Adverse Effect on E&C.

(x)

Disclosure/Internal Controls. E&C has designed disclosure controls and procedures to ensure that material information relating to E&C, including its Subsidiaries, is made known to the management of E&C by others within those entities. With respect to E&C’s most recent annual report on Form 10-K, E&C’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to E&C’s auditors: (i) all significant deficiencies and material weaknesses, in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect E&C’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in E&C’s internal controls over financial reporting.

(y)

No Brokers. No broker, investment banker, financial advisor or other similar person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the agreements contemplated by this Agreement based on arrangements made by or on behalf of E&C.

3.2       Representations and Warranties of Parent and Acquisitionco

Parent and Acquisitionco hereby represent and warrant to and in favour of E&C as follows and acknowledge that E&C is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Each of Parent and Acquisitionco is a corporation duly incorporated or an entity duly created, validly existing and in good standing under the laws of its jurisdiction of incorporation, continuance or creation and has the requisite corporate or other power and authority to own its properties as now owned and to carry on its business as it is now being conducted.

(b)

Authority relative to this Agreement. Each of Parent and Acquisitionco have the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to fulfill its obligations under the Arrangement. The board of directors of each of Parent and Acquisitionco has approved this Agreement, the Arrangement and the transactions contemplated hereby and have authorized the execution and delivery of this Agreement. No other corporate proceedings on the part of each of Parent and Acquisitionco are necessary to authorize the execution and delivery by it of this Agreement or the making or completion of the Plan of Arrangement. This Agreement has been duly and validly executed and delivered by Parent and Acquisitionco and, assuming the due authorization, execution and delivery by E&C, constitutes a legal, valid and binding obligation of each of Parent and Acquisitionco enforceable against each of them in accordance with terms of this Agreement, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	No Violations.

(i)

Neither the execution and delivery of this Agreement by each of Parent and Acquisitionco nor the completion of the Arrangement, nor compliance by each of Parent and Acquisitionco with any of the provisions hereof will violate, conflict with, result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under

		(A)	the respective charter or by-laws or other comparable organizational documents of each of Parent or Acquitisionco; or

(B)

any material Contract or other instrument or obligation to which Parent or Acquisitionco is a party or to which it, or any of its respective properties or assets, may be subject or by which Parent or Acquisitionco is bound.

	(ii)	Other than in connection with or in compliance with the provisions of applicable corporate and Securities Laws,

		(A)	there is no legal impediment to the completion of the Plan of Arrangement by Parent or Acquisitionco; and

(B)

No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of Parent or Acquisitionco in connection with the execution and delivery of this Agreement or the completion of the Arrangement.

(d)

Commitment letters. Parent has delivered to E&C true and complete copies of the Commitment Letters and all other agreements related thereto for the financing sufficient to enable Parent and Acquisitionco to fulfill their obligations under this Agreement and complete the Arrangement. Subject to the terms thereof, the Commitment Letters are in full force and effect, are not subject to any conditions other than those contained therein, and (other than as has been communicated to you in writing) have not been amended or modified in any respect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent and Acquisitionco or the applicable finance parties, as the case may be. There are no facts and circumstances known to Parent or Acquisitionco that either of them believes or has reason to believe is reasonably likely to prevent Parent and Acquisitionco from receiving financing pursuant to the Commitment Letters. The applicable finance parties have not advised Parent or Acquisitionco of any facts which cause them to believe the financing contemplated by the Commitment Letters will not be consummated substantially in accordance with the terms thereof. Assuming satisfaction of all applicable conditions set forth in the Commitment Letters, at the Effective Date, the proceeds from the Commitment Letters and available cash of Parent and Acquisitionco, will provide sufficient funds to consummate the Plan of Arrangement and the other transactions contemplated hereby.

(e)

Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Parent or Acquisitionco, threatened against either Parent or Acquisitionco that would materially adversely affect the ability of Parent or Acquisitionco to consummate the Agreement and complete the Arrangement.

3.3       Survival of Representations and Warranties

The representations and warranties of each of E&C, Parent and Acquisitionco contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
COVENANTS

4.1       Covenants of E&C Regarding the Conduct of Business

E&C covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as is otherwise expressly permitted or specifically contemplated by this Agreement or as is set forth in Section 4.1 of the Disclosure Letter:

(a)

the business of E&C and its Subsidiaries shall be conducted in all material respects in the usual and ordinary course of business consistent with past practice, and E&C shall use all commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets, customers, employees, goodwill and business relationships and, without limiting the generality of the foregoing, neither E&C nor any of its Subsidiaries shall manage accounts receivable other than in the ordinary course of business in a manner comparable to the management of accounts receivable in the 12 months preceding the date hereof;

(b)

E&C shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the E&C Common Shares and E&C Preferred Shares owned by any Person or the securities of any Subsidiary owned by a Person other than E&C or a Subsidiary of E&C; (iii) issue, grant, sell, encumber or pledge or authorize or agree to issue, grant, sell, encumber or pledge any shares of E&C or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of E&C or its Subsidiaries or any other ownership interest (including any phantom interest or other right linked to any shares of E&C or its Subsidiaries in any manner), other than (A) the issuance of E&C Common Shares and E&C Preferred Shares issuable pursuant to the terms of the E&C Options,

E&C Warrants and E&C Preferred Shares that are outstanding as of the date of this Agreement; or (B) transactions between two or more E&C wholly-owned Subsidiaries or between E&C and a E&C wholly-owned Subsidiary; (iv) redeem, purchase or otherwise acquire any of its outstanding securities, other than in transactions between two or more E&C wholly-owned Subsidiaries or between E&C and a E&C wholly-owned Subsidiary; (v) amend the terms of any of its securities or reclassify, combine, split or subdivide any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of E&C or any of its Subsidiaries, or undertake any merger, consolidation or a reorganization of E&C or any of its Subsidiaries except as such plans have been explicitly set forth in this Agreement; (vii) make any material Tax election or settle or compromise any material Tax liability; or (viii) enter into, modify or terminate any Contract with respect to any of the foregoing;

(c)

E&C shall promptly notify Parent in writing of any circumstance or development that has had or would have a Material Adverse Effect on E&C or any change in any material fact set forth in the Disclosure Letter;

(d)

E&C shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) except in the ordinary course of business consistent with past practice, sell, pledge, lease, dispose of or encumber any assets of E&C or of any Subsidiary; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities or contributions of capital (other than to wholly-owned Subsidiaries), (iii) acquire any material property or assets except for purchases in the ordinary course of business; (iv) incur any indebtedness for borrowed money or for any other liability or obligation of a financial nature or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances except for intercompany loans to Subsidiaries and borrowings under existing credit facilities, in each case in the ordinary course and consistent with past practices; (v) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the E&C Financial Statements or made in the ordinary course of business consistent with past practice; (vi) waive, release, grant or transfer any rights of material value; (vii) make or commit to make capital expenditures that are, in the aggregate, in excess of $100,000; (viii) take any action or make any change with respect to accounting policies or procedures, other than actions or changes required by GAAP or by applicable Law or as set forth in the E&C Financial Statements; (ix) take any action that would cause any of the representations or warranties set forth in Section 3.1 to be untrue as of the date of this Agreement or as of the Effective Time; or (x) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(e)

E&C shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, terminate or modify any Material Contract (including Material Contracts listed or referred to in the Disclosure Letter) outside the ordinary course of business consistent with past practice, provided that the restrictions in this Section 4.1(e) shall not apply to entering into, modifying or terminating Material Contracts: (i) that do not involve the receipt or payment by E&C or any of its Subsidiaries of more than $50,000, in the aggregate, over the remaining life of the contract; or (ii) that have a term of less than 12 months and are terminable by E&C or its Subsidiaries on notice of six months or less (both prior to and following any such modification);

(f)

Except in the ordinary course of business, or as required under any Benefit Plan or currently existing agreement, neither E&C nor any of its Subsidiaries shall orally or in writing (i) grant to any officer, director or employee of E&C or any of its Subsidiaries an increase in compensation in any form; (ii) grant any general salary increase; (iii) commit to or make any loan to any officer, director or employee of E&C or any of its Subsidiaries; (iv) take any action with respect to the grant of any bonus or similar payment or benefit to, or the grant of any severance, retention, retirement, change of control or termination pay to or, except in connection with new hires of employees who are not officers or directors of E&C or any of its Subsidiaries in the ordinary course of business, the entering into of any employment agreement with any officer, director or employee of E&C or any of its Subsidiaries; (v) increase any benefits payable under its current severance, change of control or termination pay policies; or (vi) adopt or amend in any material respect or make any voluntary contribution to any E&C Benefit Plan;

(g)

E&C shall not, and shall not permit any of its Subsidiaries to, hire any employee except for (i) the replacement of any current employee whose employment with E&C or any Subsidiary is terminated or who resigns for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated or resigned employee); (ii) whose annual compensation is (or would reasonably be expected to be) not more than $50,000; or (iii) with approval in writing by Parent, such approval not to be unreasonably withheld or delayed;

(h)

E&C shall, whether through its Board of Directors or otherwise, facilitate as necessary the acceleration of the vesting of any unvested E&C Options under the E&C Option Plan and the termination of any E&C Options in accordance with the Arrangement, but shall not otherwise amend, vary or modify the E&C Stock Option Plan or any E&C Options;

(i)

E&C shall not, and shall not permit any of its Subsidiaries to, settle or compromise (i) any action, claim or proceeding brought against it and/or any of its Subsidiaries, except with respect to such settlements and compromises that do not, in the aggregate, oblige E&C and its Subsidiaries to make cash payments exceeding $50,000; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities or any other person in connection with the transactions contemplated by this Agreement or the Arrangement;

(j)	E&C shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by E&C or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re- insurance companies of nationally recognized standing having comparable deductions and providing coverage similar to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of E&C or any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months from the date hereof;

(k)	E&C shall not approve, adopt or implement a shareholder rights plan or similar poison pill arrangement; and

(l)	E&C shall provide to Parent, upon request, an estimate of the then current level of working capital for E&C or any of its Subsidiaries.

4.2       Covenants of E&C Regarding the Performance of Obligations

Subject to the terms of this Agreement, E&C shall and shall cause its Subsidiaries to perform all obligations required or desirable to be performed by E&C or any of its Subsidiaries under this Agreement, and co-operate with Parent in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, E&C shall and, where appropriate, shall cause its Subsidiaries to:

(a)

carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Law may impose on E&C or its Subsidiaries with respect to the Arrangement;

(b)

subject to the approval of the Arrangement Resolution at the Meetings and the other required approvals of E&C Securityholders in accordance with the provisions of the Interim Order: (i) it will as soon as practicable thereafter, file, proceed with and diligently pursue an application for the Final Order in cooperation with Parent and Acquisitionco and, in applying for the Final Order, it will seek to cause the terms thereof to be consistent with the provisions of this Agreement and will oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement; and (ii) if at any time after the issuance of the Final Order and prior to the Effective Date, E&C is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Parent and Acquisitionco;

(c)

furnish promptly to Parent and Acquisitionco a copy of each notice, report, schedule or other document or written communication delivered or filed by E&C in connection with the Arrangement or the Interim Order or the Meetings with any Governmental Entity in connection with, or in any way affecting, the transactions contemplated herein;

(d)

use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against E&C challenging or affecting this Agreement or the making or completion of the Arrangement;

(e)

use commercially reasonable efforts to assist in effecting the resignations of the E&C directors and cause them to be replaced as of the Effective Date by three (3) members to be nominated by Parent and two (2) members to be nominated by the Management Shareholders;

(f)

use commercially reasonable efforts to: (i) assist Parent in obtaining all Permits; (ii) obtain all necessary or desirable consents, waivers or approvals under Material Contracts; provided that E&C and its Subsidiaries shall not, without the prior written consent of Parent (not to be unreasonably withheld or delayed), pay or commit to pay any money or issue or commit to issue any guarantee of any obligations in connection with E&C obtaining such consents, waivers or approvals; and (iii) give all necessary or desirable notices under Material Contracts;

(g)

provide, on a timely basis, all reasonable cooperation in connection with the arrangement of any financing, including pursuant to the Commitment Letters, as may be reasonably requested by Parent, including (i) participation in meetings and due diligence sessions upon reasonable notice; (ii) furnishing Parent and its financing sources with historical financial and other pertinent information regarding E&C and its Subsidiaries as may be reasonably requested by Parent, including historical financial statements and financial data; (iii) providing Parent with historical financial data to be used by Parent in connection with its financing of the Arrangement; (iv) providing and executing documents as may be reasonably requested by Parent following the receipt of the Final Order; (v) reasonably facilitating the provision and registration of security and pledge of collateral (including, without limitation, removing liens or encumbrances and providing affidavits, indemnity or other assurance reasonably requested) following the receipt of the Final Order; and (vi) enabling Parent to satisfy the conditions set out in the Commitment Letters by taking such actions to facilitate the payout of existing debt following the receipt of the Final Order; provided that (A) none of E&C or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time, and (B) nothing in this Section 4.2(g) shall be deemed to govern the matters covered by Section 4.2(h);

(h)

provide, on a timely basis, all reasonable cooperation in connection with any dealings by Parent with any Tax authority or Governmental Entity with oversight of any Tax matters concerning any element of the Arrangement (including, without limitation, any element that may be effected after the Effective Time by Parent) as may be requested by Parent, including (i) participation in meetings; and (ii) furnishing Parent (or the relevant Governmental Entity) with historical financial and other pertinent information regarding E&C and its Subsidiaries as may be reasonably requested by Parent; provided that Parent covenants and agrees that no advance income tax ruling request or other submissions of any kind shall be made to the Canada Revenue Agency or any other Tax authority or Governmental Entity with respect to Tax matters that identify or relate to E&C or any of its Subsidiaries in any way without E&C’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned;

(i)	provide or cause to be provided to Parent from time to time all proxy return information and dissent notices with respect to the Meetings on a timely basis;

(j)

provide lists of E&C Common Shareholders prepared by its transfer agent and a list of holders of E&C Preferred Shares, E&C Options and E&C Warrants (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date) as well as a security position listing available from each depositary, including The Depository Trust Company, and deliver any such lists to Parent promptly following the date hereof and promptly deliver to Parent upon demand thereafter supplemental lists setting out changes thereto; and

(k)

subject to applicable Laws, assist Parent in developing the detailed operating, staffing, financial and other business models for E&C’s consolidated business in order to facilitate prompt implementation of such models following the Effective Time.

4.3       Covenants of Parent Regarding the Performance of Obligations

Parent shall, and shall cause its Subsidiaries including Acquisitionco to, perform all obligations required or desirable to be performed by Parent or any of its Subsidiaries under this Agreement, co-operate with E&C in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Parent shall and where appropriate shall cause its Subsidiaries to:

(a)

carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Law may impose on Parent or its Subsidiaries with respect to the Arrangement;

(b)

use commercially reasonable efforts to assist E&C in obtaining all consents, waivers or approvals that E&C is to use commercially reasonable efforts to obtain pursuant to Section 4.2(f), provided that Parent shall not be obligated to pay any fees or guarantee any obligations in connection with E&C obtaining such consents, waivers or approvals;

(c)

furnish promptly to E&C a copy of each notice, report, schedule or other document or written communication delivered or filed by Parent in connection with the Arrangement or the Interim Order or the Meetings with any Governmental Entity in connection with, or in any way affecting, the transactions contemplated herein excluding any part thereof constituting confidential and/or privileged information;

(d)	defend all lawsuits or other legal, regulatory or other proceedings against Parent challenging or affecting this Agreement or the making or completion of the Arrangement;

(e)

use commercially reasonable efforts to fulfill its obligations under the Commitment Letters and to ensure that sufficient funds are in place, pursuant to the Commitment Letters, and other funds on hand, in order to complete the Plan of Arrangement and effect the consummation of the transactions contemplated herein;

(f)	not amend the Commitment Letters without the consent of E&C, which consent shall not be unreasonably withheld or delayed;

(g)

immediately following the Effective Time cause the board of directors of Acquisitionco to be comprised of one (1) member to be nominated by the Management Shareholders and at least two (2) members to be nominated by Parent; and

(h)	not amend the Support Agreements without the consent of E&C, which consent shall not be unreasonably withheld or delayed.

4.4       Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)

subject to the limitations set forth in Sections 4.2 and 4.3, it shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 5 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using its commercially reasonable efforts to, subject to the limitations set forth in Sections 4.2 and 4.3; (i) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Plan of Arrangement; (ii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement; and (iii) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)

it shall not take any action or refrain from taking any commercially reasonable action which is inconsistent with this Agreement, including, without limitation, purporting to terminate this Agreement other than in accordance with Section 7.2, or which could reasonably be expected to impede the consummation of the transactions contemplated by this Agreement.

4.5       Covenants regarding Non-Solicitation

(a)

Other than in respect of the Arrangement, E&C shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, advisor, representative or agent, or otherwise (i) solicit, initiate, facilitate, engage in or respond to or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or transactions involving E&C and/or its Subsidiaries regarding any merger, amalgamation, arrangement, restructuring, take-over bid, tender offer, exchange offer, sale or purchase of substantial assets, sale or purchase of a material number of treasury shares, any material equity interest or rights or any other material interests therein or thereto, any business combination, liquidation, reorganization or recapitalization or any similar transaction or series of related or similar transactions which would have the effect of any of the foregoing (any of the foregoing inquiries, proposals or transactions being referred to herein as an “Acquisition Proposal”); (ii) encourage or participate in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal; (iii) accept or approve or recommend, or agree to accept, approve or recommend, any Acquisition Proposal or potential Acquisition Proposal; or (iv) cause E&C or any Subsidiary to enter into any agreement, arrangement or understanding related to any Acquisition Proposal or potential Acquisition Proposal; provided that nothing contained in this Agreement shall prevent the Board of Directors from taking any of the actions described in clauses (i) through (iv) above in respect of a bona fide, written Acquisition Proposal received after the date hereof that:

	(i)	did not result from a breach of any agreement between the person making such Acquisition Proposal and E&C or any of its Subsidiaries, or this Section 4.5;

	(ii)	involves substantially all of the outstanding equity of E&C or substantially all of the consolidated assets of E&C; and

(iii)

in respect of which the Board of Directors determines in its good faith judgment, after consultation with its financial advisors and its outside counsel (which outside counsel shall have advised the Board of Directors that failing to take any such action would be inconsistent with the performance of its duties under applicable Law), that there is a reasonable likelihood that any required financing will be obtained and that the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all legal, financial, regulatory, financing and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal and (B) is more favourable to E&C Securityholders than the Arrangement taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

(any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

(b)

From and after the date hereof, E&C shall immediately cease and cause to be terminated in writing any existing discussions or negotiations with any Person (other than Parent or Acquisitionco) with respect to any potential Acquisition Proposal and shall, subject to this Section 4.5, immediately cease to provide any other Person with access to information concerning E&C and its Subsidiaries and exercise all rights it has to require the return of all confidential information from each such Person. E&C agrees not to release or permit the release of any Person from, or waive, any confidentiality, non-solicitation or standstill agreement to which such Person is a party, except as permitted under Section 4.5(a).

(c)

E&C shall promptly notify Parent and Acquisitionco orally and in writing within 24 hours of any Acquisition Proposal or any amendment to an Acquisition Proposal being received directly or indirectly by E&C, or any request for non- public information relating to E&C or any of its Subsidiaries, as the case may be, in connection with such an Acquisition Proposal or for access to the properties, books and/or records of E&C or any Subsidiary, by any Person that informs E&C or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such written notice shall include a copy of any such written Acquisition Proposal and all amendments thereto or, in the absence of a written Acquisition Proposal, a description of the material terms and conditions thereof, in either case including the identity of the Person making the Acquisition Proposal, inquiry or contact.

(d)

If E&C receives a request for material non-public information from a Person who proposes in writing an unsolicited bona fide Acquisition Proposal and the Board of Directors determines that such proposal would be, if consummated in accordance with its terms, a Superior Proposal, then, and only in such case, the Board of Directors may, subject to the execution by such Person of a confidentiality agreement (or in reliance upon a confidentiality agreement that was entered into prior to the date of this Agreement), provide such Person with access in accordance with Section 4.5(a) to information regarding E&C, however, that the Person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that E&C sends a copy of any such confidentiality agreement (other than a confidentiality agreement entered into prior to the date of this Agreement) to Parent promptly upon its execution and Parent is immediately provide with a list and copies of all information provided to such Person not previously provided to Parent and is immediately provided with access to information similar to that which was provided to such Person.

(e)

E&C shall ensure that its officers, directors and employees and those of its Subsidiaries and any financial, legal and other advisors, agents and representatives retained by E&C are aware of the provisions of this Section 4.5, and E&C shall be responsible for any breach of this Section 4.5 by any such Person.

(f)

Nothing contained in this Section 4.5 shall prohibit the Board of Directors from making any disclosure to all of the E&C Securityholders prior to the Effective Date if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, such disclosure is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Law.

(g)

If the Board of Directors receives what it determines in good faith constitutes a Superior Proposal, or upon receipt of any amendment or modification to any Superior Proposal, in each case, E&C shall provide to Parent a written copy of all documentation relating to such Superior Proposal or such amendment or modification thereto promptly and in no event later than 48 hours after such receipt.

4.6       Right to Match

(a)

Subject to Section 4.6(b), E&C covenants that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 4.5(d)) unless:

(i)

E&C has complied with its obligations under Section 4.5 and the other provisions of this Article 4 and has provided Parent with a copy of all material documentation relating to the Superior Proposal; and

(ii)

a period (the “Response Period”) of five Business Days shall have elapsed from the date on which Parent received both a copy of the Superior Proposal together with written notice from E&C that the Board of Directors determined, subject only to compliance with this Section 4.6, to accept, approve recommend or enter into a binding agreement to proceed with the Superior Proposal.

(b)

During the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of the Arrangement. The Board of Directors will review any such proposal by Parent to amend the terms of the Arrangement, including an increase in, or modification of, the consideration to be received by the Securityholders to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended. If the Board of Directors does not so determine, the Board of Directors will promptly reaffirm its recommendation of the Arrangement as amended. If the Board of Directors does so determine, E&C may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal. Notwithstanding the foregoing, E&C’s obligations pursuant to this Agreement, including with respect to the calling and holding of the Meeting and, if the requisite approvals of E&C Securityholders are obtained pursuant to Section 2.3 hereof, the application for the Final Order, shall continue.

(c)

Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Securityholders shall constitute a new Acquisition Proposal for the purposes of this Section 4.6 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.

4.7       Access to Information; Confidentiality

(a)

Until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.2, and forthwith upon request by Parent, E&C shall, and shall cause its Subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisors, agents and representatives to afford to Parent and to the officers, directors, employees, agents and representatives of Parent such access as Parent may reasonably require, including for the purpose of facilitating business integration planning, to their officers, employees, agents, properties, books, records and Contracts.

(b)

Parent and E&C acknowledge that information received pursuant to this Section 4.7 may be personal information under applicable privacy and other Laws, or non-public or proprietary in nature and therefore all such information shall be deemed to be and shall be treated as confidential information. Parent and E&C further acknowledge their obligation to maintain the confidentiality of such confidential information. If any material is withheld by E&C or any of its Subsidiaries because of the confidential nature of such material, or otherwise, E&C or such Subsidiary shall inform Parent as to the general nature of what is being withheld and such information shall be disclosed to external advisors of Parent.

ARTICLE 5
CONDITIONS

5.1       Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated hereby are subject to the fulfillment or, if permissible, waiver of the following mutual conditions on or before the Effective Time or such other time as is specified below:

(a)

the Interim Order shall have been granted in form and substance satisfactory to E&C and Parent, each acting reasonably, and shall not have been set aside or modified in a manner which is not acceptable to such Parties, acting reasonably, on appeal or otherwise;

(b)	any conditions in addition to those set out in this Section 5.1 which may be imposed by the Interim Order shall have been satisfied;

(c)

the E&C Common Shareholders and E&C Creditors shall have approved at the Meetings and all other E&C Securityholders shall have approved or consented to, in accordance with applicable Laws and the Interim Order, the Arrangement and the Arrangement Resolution;

(d)

the Final Order shall have been granted in form and substance satisfactory to E&C and Parent, each acting reasonably, and shall not have been set aside or modified in a manner which is not acceptable to such Parties, acting reasonably, on appeal or otherwise

(e)

there shall be no proceeding of a judicial or administrative nature or otherwise, brought by or before a Governmental Entity, or any applicable Laws proposed, enacted, promulgated or applied, that directly or indirectly relates to the transactions contemplated hereby which could reasonably be expected to result in a Material Adverse Effect on the Party to which it applies or which could impede or interfere with the completion of the Arrangement;

(f)

an escrow agreement shall have been entered into between the Escrow Agent (as defined in each Support Agreement), Parent, Acquisitionco, the Management Shareholders, GEIPPP and Crown providing for an escrow in the aggregate amount of U.S.$1,840,000 as exclusive support for indemnification claims for breaches of representations, warranties and covenants contained in the Support Agreements, which provides for a release date of nine (9) months from the Effective Date, in substantially the form attached to the Support Agreements;

(g)	Acquisitionco shall have entered into employment and non-compete agreements with each Management Shareholder on terms satisfactory to each respective Party, acting reasonably;

(h)	the Effective Date shall have occurred on or before March 31, 2007 or such later date as the Parties, in their sole discretion, may agree to in writing; and

(i)	this Agreement shall not have been terminated pursuant to Section 7.2.

The foregoing conditions are for the mutual benefit of each of the Parties and may be waived, in whole or in part, by any Party at any time, provided that no Party may waive any mutual condition on behalf of any other Party.

5.2       Additional Conditions in Favour of Parent and Acquisitionco

The obligations of Parent and Acquisitionco to complete the Arrangement or the transactions contemplated hereby are subject to the fulfilment of the following conditions on or before the Effective Date:

(a)

All covenants of E&C under this Agreement to be performed on or before the Effective Time shall have been duly performed in all material respects by E&C and Parent shall have received a certificate of E&C addressed to Parent and dated the Effective Date, signed on behalf of E&C by two senior executive officers of E&C (on E&C’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)

All representations and warranties of E&C under this Agreement shall have been true and correct in all material respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date), and Parent shall have received a certificate of E&C addressed to Parent and dated the Effective Date, signed on behalf of E&C by two senior executive officers of E&C (on E&C’s behalf and without personal liability), confirming the same as of the Effective Date;

(c)

Dissent Rights shall not have been exercised and remain outstanding with respect to more than 10% of the outstanding E&C Common Shares or any of the Preferred Shares in connection with the Arrangement;

(d)	all material consents and Permits shall have been obtained;

(e)	there shall not have occurred after the date hereof any Material Adverse Effect in respect of E&C;

(f)

Acquisitionco and the Management Shareholders shall have entered into an investment agreement or similar agreement, on terms satisfactory to each of such parties acting reasonably, pursuant to which the Management Shareholders shall have invested not less than U.S.$300,000 in the common stock of Acquisitionco;

(g)

E&C shall have received a waiver in form and substance acceptable to Parent and Acquisitionco, acting reasonably, from each of the individuals listed under the heading “Change of Control Agreements” in Section 3.1(c) of the Disclosure Schedule, pursuant to which such individuals shall agree to waive their respective rights arising from the change of control provisions of their respective Change of Control Agreements, each dated December 17, 2004, as a result of the Arrangement; provided, for greater certainty, such waiver shall be valid only, and will be limited to only the Arrangement;

(h)	Acquisitionco shall have been provided with “payoff letters” from GEIPPP and Crown in form and substance satisfactory to it; and

(i)

the satisfaction, in accordance with the terms of the Commitment Letters of the conditions precedent set forth in such letters other than those conditions precedent which are solely within the control of Parent or Acquisitionco;

The foregoing conditions precedent are for the exclusive benefit of Parent and Acquisitionco and may be waived, in whole or in part, by Parent and Acquisitionco in writing at any time. If any of the conditions have not been satisfied or waived by Parent or Acquisitionco on or before the date required for their performance and provided such non-compliance did not arise from acts or omissions of Parent or Acquisitionco, then Parent or Acquisitionco may rescind and terminate this Agreement by written notice to E&C in accordance with Section 7.2.

5.3       Additional Conditions in Favour of E&C

The obligations of E&C to complete the Arrangement or the transactions contemplated hereby are subject to the fulfilment of the following conditions on or before the Effective Date:

(a)

All covenants of Parent under this Agreement to be performed on or before the Effective Time shall have been duly performed in all material respects by Parent and Parent shall have received a certificate of Parent addressed to E&C and dated the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), confirming the same as of the Effective Date; and

(b)

All representations and warranties of Parent under this Agreement shall have been true and correct in all material respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date), and Parent shall have received a certificate of Parent addressed to E&C and dated the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), confirming the same as of the Effective Date.

The foregoing conditions precedent are for the exclusive benefit of E&C and may be waived, in whole or in part, by E&C in writing at any time. If any of the conditions have not been satisfied or waived by E&C on or before the date required for their performance and provided such non-compliance did not arise from acts or omissions of E&C, then E&C may rescind and terminate this Agreement by written notice to Parent and Acquisitionco in accordance with Section 7.2.

ARTICLE 6
INSURANCE AND INDEMNIFICATION

6.1       Insurance and Indemnification

(a)	Parent will, or will cause Acquisitionco to, at Parent’s option, either:

(i)

maintain in effect without any reduction in scope or coverage for not less than six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by E&C in favour of the directors and officers of E&C and each of its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Time; or

(ii)

purchase as an extension of E&C’s current insurance policies, prepaid non cancellable run-off directors’ and officers’ liability insurance providing coverage comparable to that contained in E&C’s existing policy for six (6) years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time.

(b)

Parent agrees that all rights to indemnification or exculpation existing in favour of the directors or officers of E&C or any of its Subsidiaries as at the date of the May 12, 2005 annual meeting of shareholders as provided in E&C’s articles shall survive the transactions contemplated hereby and shall continue in full force and effect for a period of not less than six years from the Effective Time. For a period of six (6) years from the Effective Date, Parent will, or will cause Acquisitionco or E&C to, perform the obligations of E&C under such rights.

(c)

In the event E&C or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in such case, proper provision shall be made so that such successors and assigns of E&C or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.1.

(d)

This Article 6 shall survive the consummation of the Arrangement, is intended to benefit E&C and each of its directors and officers and their respective heirs and personal representatives and shall be enforceable by such directors and officers and their respective heirs and personal representatives.

ARTICLE 7
TERM, TERMINATION AND WAIVER

7.1       Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2       Termination

(a)	This Agreement may, at any time prior to the Effective Time:

(i)

be terminated by Parent if there shall have occurred after the date hereof (or prior to such date to the extent that the relevant change, event, occurrence or development shall have been disclosed generally or to Parent only after the date of this Agreement) up to and including the Effective Date, a Material Adverse Effect in respect of E&C;

	(ii)	be terminated either by Parent or by E&C, if any Law makes the completion of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(iii)

subject to Section 7.2(c), be terminated by Parent, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of E&C set forth in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 5.2(a) or 5.2(b) would not be satisfied;

(iv)

subject to Section 7.2(c), be terminated by E&C, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 5.3(a) or 5.3(b) would not be satisfied;

(v)	subject to Section 4.5, be terminated by Parent, if the Board of Directors shall have:

	(A)	withdrawn, withheld, qualified or modified in a manner adverse to Parent its recommendation of the Arrangement;

(B)

after being requested by Parent in writing, failed to reaffirm its recommendation of the Arrangement as promptly as practicable (but in any event within two (2) business days) after receipt of any written request to do so from Parent; or

	(C)	approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 4.5(d));

(vi)	be terminated by the mutual written consent of Parent and E&C;

(vii)

be terminated either by Parent or by E&C, if the Effective Time shall not have occurred on or before March 31, 2007; provided, that the right to terminate this Agreement pursuant to this Section 7.2(a)(vii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Effective Time to occur on or before such date; or

(viii)	be terminated by either Parent or by E&C, if the Arrangement Resolution shall have failed to receive the requisite approval as required by the Interim Order.

(b)

If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in this Section 7.2(b) shall relieve any Party from liability for breach of its obligations under this Agreement or for an intentional or wilful breach of its representations and warranties prior to termination.

(c)

None of Parent, Acquisitionco or E&C may elect to not consummate the transactions contemplated hereby pursuant to the conditions under Sections 5.2(a), 5.2(b), 5.3(a) or 5.3(b) (the “Specified Conditions”) or to exercise the termination rights under Sections 7.2(a)(iii) or 7.2(a)(iv) (the “Specified Termination Rights”) unless Parent or E&C, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, agreements or representations and warranties which Parent or E&C, as the case may be, is asserting as the basis for non-fulfilment of the applicable Specified Condition or the exercise of the applicable Specified Termination Right, as the case may be. If any such notice is delivered, provided that Parent or E&C, as the case may be, is proceeding diligently to cure such matter and such matter is capable of being cured, the other may not terminate this Agreement until the earlier of the Effective Date and the expiration of a period of 30 days from such notice (and then only if such breach remains uncured). If such notice has been delivered prior to the date of the Meetings, such Meetings shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of the cured breach. Also for greater certainty, this Section 7.2(c) does not apply to a Party electing to not consummate the transactions contemplated hereby pursuant to any condition precedent contained herein other than the Specified Conditions or exercising any termination rights herein other than the Specified Termination Rights.

7.3       Amendment

This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors (following, in the case of E&C, review and consideration of the recommendations of the Special Committee of the Board of Directors) at any time prior to the Effective Time; provided, however, that, after receipt of approval of E&C Securityholders there shall be made no amendment that by Law requires further approval by E&C Securityholders at the Meetings without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

7.4       Waiver

Any Party may:

(a)	extend the time for the performance of any of the obligations or acts of the other Party;

(b)	waive compliance with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 8
GENERAL PROVISIONS

8.1       Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering or sending same by facsimile transmission to the Party to which the notice, consent, waiver, direction or communication is to be given at such Party’s address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 5:00 p.m. local time or on a date that does not fall on a business day at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The addresses for service of each of Parent, Acquisitionco and E&C shall be as follows:

(a)	if to Parent:

Repechage Investments Limited
Suite 503, 5657 Spring Garden Road
Halifax, NS

Attention: David L. Dobbin, President
Facsimile: 902-444-3063

with a copy to (which shall not constitute notice):

Ogilvy Renault LLP
Suite 3800, P.O. Box 84
Royal Bank Plaza, South Tower
Toronto, ON M5J 2Z4

Attention: W. Paul Fitzgerald
Facsimile: 416-216-3930

(b)	if to Acquisitionco:

Repechage Restaurant Group Ltd.
Suite 503, 5657 Spring Garden Road
Halifax, NS

Attention: David L. Dobbin, President
Facsimile: 902-444-3063

with a copy to (which shall not constitute notice):

Ogilvy Renault LLP
Suite 3800, P.O. Box 84
Royal Bank Plaza, South Tower
Toronto, ON M5J 2Z4

Attention: W. Paul Fitzgerald
Facsimile: 416-216-3930

(c)	if to E&C:

Elephant & Castle Group Inc.
Suite 1200, 1190 Hornby Street
Vancouver, BC V6Z 2V5

Attention: Rick Bryant, President & Chief Executive Officer
Facsimile: 604-684-8595

with a copy to (which shall not constitute notice):

Fasken, Martineau, DuMoulin LLP
Suite 2100, 1075 Georgia Street West
Vancouver, BC V6E 3G2

Attention: Georald S. Ingborg
Facsimile: 604-632-3225

8.2       Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

8.3       Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

8.4       Binding Effect and Assignment

This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party. Notwithstanding this

Section 8.4, Parent may, without the prior written consent of E&C, assign all or any part of its rights under this Agreement:

(a)

to, and its obligations under this Agreement may be assumed by, a wholly-owned Subsidiary of Parent, provided that if such assignment and/or assumption takes place, Parent shall continue to be liable jointly and severally with such Subsidiary for all of its obligations hereunder; or

(b)	for collateral security purposes, to any lender providing financing to Parent or any of its Affiliates.

8.5       Time of the Essence

Time shall be of the essence of this Agreement.

8.6       Third Party Rights

This Agreement shall not confer to any rights or remedies upon any person other than the Parties hereto except that the provisions of Article 6 are intended for the benefit of the individuals specified therein.

8.7       Fees and Expenses

Each Party will pay its own expenses incurred in connection with this Agreement or the transactions contemplated herein.

8.8       Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.9       Counterparts

This Agreement may be executed in any number of counterparts, manually or by facsimile, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

8.10     No Personal Liability

No director or officer each of Parent or Acquisitionco or any of their Subsidiaries shall have any personal liability whatsoever to E&C under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Parent or Acquisitionco. No director or officer of E&C or any of its Subsidiaries shall have any personal liability whatsoever to Parent and Acquisitionco under this Agreement, or any other document delivered in connection with the Arrangement on behalf of E&C, which, for greater certainty, does not include any Support Agreement executed by any such director or officer.

IN WITNESS HEREOF, each of Parent, Acquisitionco and E&C has caused this Agreement to be executed on the date first above written.

REPECHAGE INVESTMENTS LIMITED

Per:
Name:
Title:

REPECHAGE RESTAURANT GROUP LTD.

Per:
Name:
Title:

ELEPHANT & CASTLE GROUP INC.

Per:
Name:
Title:

Schedule A

FORM OF ARRANGEMENT RESOLUTION

RESOLVED, AS A SPECIAL RESOLUTION OF THE HOLDERS OF COMMON SHARES, AND AS A RESOLUTION OF CREDITORS, OF ELEPHANT & CASTLE GROUP INC., THAT:

1.
the arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) involving Elephant & Castle Group Inc. (the “Company”), its securityholders, Repechage Investments Limited (the “Parent”) and Repechage Restaurant Group Ltd. (the “Purchaser”), all as more particularly described and set forth in the plan of arrangement (the “Plan of Arrangement”), as may be amended, modified or supplemented from time to time in accordance with the Arrangement Agreement (as defined below), the Plan of Arrangement or any order of the Supreme Court of British Columbia, attached as Schedule B to the Arrangement Agreement, as the Arrangement may be amended or varied in accordance with the Arrangement Agreement, the Plan of Arrangement or at the discretion of the Supreme Court of British Columbia is hereby authorized, approved and adopted;

2.
the Arrangement Agreement dated January 22, 2007 among the Company, the Parent and the Purchaser, as may be amended from time to time (the “Arrangement Agreement”), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder be, and they are hereby confirmed, ratified, authorized and approved;

3.
notwithstanding that this resolution has been passed (and the Arrangement approved and adopted) by the securityholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company be, and they are hereby, authorized and empowered, without further notice to or approval of the securityholders of the Company:

	(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, as the case may be; and

	(b)	to not proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

4.
any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule B

PLAN OF ARRANGEMENT
UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1      Definitions

          In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisitionco” means Repechage Restaurant Group Ltd., a corporation incorporated under the laws of Canada, and a wholly-owned subsidiary of Parent;

“Act” means the Business Corporations Act (British Columbia) as now in effect or as same may be amended from time to time prior to the Effective Date;

“Arrangement” means the proposed arrangement under Section 288 of the Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or Article 5 hereof or in the discretion of the Court in the Final Order;

“Arrangement Agreement” means the agreement dated January 22, 2007 among Parent, Acquisitionco and E&C providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution of the E&C Common Shareholders and the resolution of the E&C Creditors approving the Arrangement in accordance with Section 289 of the Act in substantially the form attached in the Arrangement Agreement;

“Business Day” means any day, which is not a Saturday or Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

“Circular” means the notice of the Meetings and accompanying joint management proxy statement and information circular, including all schedules thereto, and all amendments made from time to time thereto, prepared and delivered to the applicable E&C Securityholders in connection with the E&C Meetings;

“Court” means the Supreme Court of British Columbia;

“Crown” means Crown Life Insurance Company;

“Depositary” means American Stock Transfer and Trust Company or CIBC Mellon Trust Company or any other trust company, bank or equivalent financial institution agreed to in writing by Parent and E&C and appointed to carry out any of the duties of the Depositary hereunder;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1;

“Dissenting Shareholder” means an E&C Common Shareholder who has duly exercised Dissent Rights and who has not withdrawn or been deemed to have withdrawn such Dissent Rights;

“E&C” means Elephant & Castle Group Inc.;

“E&C Common Shareholder” means a holder of E&C Common Shares;

“E&C Common Shares” means the common shares in the capital of E&C;

“E&C Creditor” means a holder of E&C Notes;

“E&C Notes” means collectively, (i) the restated and amended senior secured note issued by E&C to GEIPPP dated December 17, 2004 in the principal amount of US$4,203,879 with interest accruing thereon at 14% per annum; (ii) the credit agreement dated December 17, 2004 between, inter alia, E&C and Crown pursuant to which Crown has extended a $5,000,000 term loan to E&C; and (iii) the various convertible subordinated notes issued to various holders therof dated December 17, 2004 in the principal aggregate amount of US$649,000 payable on December 31, 2009, with interest accruing thereon at 9¼% per annum;

“E&C Option” means options to acquire E&C Common Shares granted prior to the Effective Date and which has not been duly exercised prior to the Effective Date;

“E&C Preferred Shareholder” means a holder of E&C Preferred Shares;

“E&C Preferred Shares” means the Preferred Shares, series A and Class A Preferred Shares in the capital of E&C;

“E&C Securities” means collectively, the E&C Common Shares, E&C Options, E&C Preferred Shares, E&C Warrants and E&C Notes;

“E&C Securityholders” means collectively, the E&C Common Shareholders, E&C Preferred Shareholders, E&C Warrantholders and E&C Creditors;

“E&C Shareholders” means E&C Common Shareholders and E&C Preferred Shareholders;

“E&C Shares” means E&C Common Shares & E&C Preferred Shares;

“E&C Warrant Exercise Price” means, with respect to each E&C Warrant, the exercise price of such E&C Warrants;

“E&C Warrantholders” means the holders of E&C Warrants;

“E&C Warrants” means the warrants issued by E&C to the E&C Warrantholders to acquire E&C Common Shares or E&C Preferred Shares, as the case may be;

“Effective Date” means the date which is five (5) Business Days from the date on which all of the conditions precedent to the completion of the Arrangement Agreement, including receipt of the Final Order, have either been fulfilled or have been waived or such other date as may be agreed by the Parties in writing;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Meetings, as such order may be amended, as contemplated by the Arrangement Agreement;

“GEIPPP” means GE Investment Private Placement Partners II, a Delaware limited partnership;

“Governmental Entity” means (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or agency, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or stock exchange; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Lien” means any hypothec, mortgage, lien, charge, security interest, encumbrance or adverse right or claim;

“Mailing Date” means the date of mailing of the Circular to E&C Common Shareholders and E&C Creditors;

“Meetings” means collectively, the special meeting of E&C Common Shareholders and the meeting of E&C Creditors to be held to consider the Arrangement Resolution, including any adjournments or postponements thereof, to be called and held in accordance with the Interim Order;

“Parent” means Repechage Investments Limited;

“Per Share Consideration” means:

(i)           in respect of an E&C Common Share, an amount of U.S.$0.7982 per E&C Common Share; and

(ii)          in respect of an E&C Preferred Share, an amount of U.S.$2.3946 per E&C Preferred Share;

“Person” means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or Governmental Entity, however designated or constituted;

“Plan of Arrangement” means this plan of arrangement as amended, modified or supplemented from time to time in accordance with the terms hereof, the Arrangement Agreement or in the discretion of the Court in the Final Order; and

“Tax Act” means the Income Tax Act (Canada), as amended.

1.2      Interpretation Not Affected by Headings, Etc.

          The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for reference only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or “Section” refers to the specified Article or Section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, Section or other portion of this Plan of Arrangement.

1.3      Rules of Construction

          In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa; (b) words importing any gender include all genders; and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4      Date For Any Action

          In the event that any date on or by which any action is required or permitted to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.5      Time

          Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the letter of transmittal are local time Vancouver, British Columbia unless otherwise stipulated herein or therein.

1.6      Currency

          Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful currency of Canada.

1.7      Statutory References

          Any reference to a statute in this Plan of Arrangement includes all regulations made thereunder, all amendments to such statute or rules or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2
ARRANGEMENT

2.1      Arrangement Agreement

          This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Arrangement Agreement.

2.2      Binding Effect

          This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on each of (i) E&C; (ii) Parent and Acquisitionco; and (iii) all E&C Securityholders.

2.3      Arrangement

          Commencing at the Effective Time, the following events set out in this Section 2.3 shall occur and shall be deemed to occur consecutively in the order set out in this Section 2.3 without any further authorization, act or formality:

(a)

Each E&C Preferred Share outstanding immediately prior to the Effective Time shall be transferred by the E&C Preferred Shareholders to Acquisitionco (free and clear of any Liens) in exchange for a payment equal to the applicable Per Share Consideration payable in respect of E&C Preferred Shares, which amount shall be paid from the funds deposited with the Depositary under Section 4.2(a) and the names of the holders of such E&C Preferred Shares transferred to Acquisitionco shall be removed from the applicable registers of E&C Preferred Shareholders, and Acquisitionco shall be recorded as the registered holder of the E&C Preferred Shares so acquired and shall be deemed to be the legal and beneficial owner thereof subject to the right of Dissenting Holders in accordance with Article 3.

(b)

Each E&C Common Share outstanding immediately prior to the Effective Time shall be transferred by the E&C Common Shareholders to Acquisitionco (free and clear of any Liens) in exchange for the applicable Per Share Consideration payable in respect of E&C Common Shares, which amount shall be paid from the funds deposited with the Depositary under Section 4.2(a) and the names of the holders of such E&C Common Shares transferred to Acquisitionco shall be removed from the applicable registers of E&C Common Shareholders, and Acquisitionco shall be recorded as the registered holder of the E&C Common Shares so acquired and shall be deemed the legal and beneficial owner thereof subject to the right of Dissenting Holders in accordance with Article 3.

(c)

Each E&C Warrant outstanding immediately prior to the Effective Time shall be transferred by the E&C Warrantholders to Acquisitionco (free and clear of any Liens) in exchange for a payment equal to the amount, if any, by which the applicable Per Share Consideration exceeds the E&C Warrant Exercise Price of such E&C Warrant, which amount shall be paid from the funds deposited with the Depositary under Section 4.2(a) and the former E&C Warrantholders shall thereafter have only the right to receive the consideration to which they are entitled pursuant to this Section 2.3(c) at the time and in the manner specified in Article 4.

(d)	Each E&C Option that has not been exercised and remains outstanding immediately prior to the Effective Time shall be terminated.

(e)

Acquisitionco (or an affiliate thereof) will provide one or more loans to E&C in an aggregate amount equal to the aggregate of all principal amounts owing, together with all interest accrued thereon, to the E&C Creditors holding E&C Notes and E&C shall immediately repay in full all amounts owing to the E&C Creditors holding E&C Notes and discharge the E&C Notes.

ARTICLE 3
RIGHTS OF DISSENT

3.1      Dissent Rights

          Each registered E&C Common Shareholder shall have the right to exercise Dissent Rights with respect to the Arrangement in accordance with Sections 237 to 242 of the Act, as modified by the Interim Order, provided that the Notice of Dissent is received by E&C by no later than 4:00 p.m. (Vancouver time) on the date which is 48 hours prior to the date of the Meetings. The fair value of the E&C Common Shares shall be determined as at the point in time immediately prior to the passing of the Arrangement Resolution, but in no event shall E&C or Acquisitionco be required to recognize such Dissenting Shareholder as shareholders of E&C after the Effective Date, and the names of such E&C Common Shareholders shall be removed from the register of E&C Common Shareholders at the time and in the manner set forth below. For greater certainty, in addition to any other restrictions in Sections 237 to 247 of the Act, no Person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement.

3.2      Rights of Dissenting Shareholders

          Any registered holder of E&C Common Shares may exercise rights of dissent with respect to such E&C Common Shares pursuant to and in the manner set forth in Section 238 of the Act in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order as if that section (as modified) was applicable to such registered E&C Common Shareholders. Any:

(a)

registered E&C Common Shareholders who are ultimately entitled to be paid fair value for their E&C Common Shares in respect of which they dissent shall be deemed to have transferred such E&C Common Shares to Acquisitionco on the

Effective Date at the same time as the events described in Section 2.3 occur and such registered holders thereof shall be entitled to receive an amount equal to the fair value for their E&C Common Shares from Acquisitionco; or

(b)

registered E&C Common Shareholders who are ultimately not entitled, for any reason, to be paid fair value for their E&C Common Shares in respect of which they dissent, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting E&C Common Shareholder, and shall be entitled to receive the applicable Per Share Consideration that such non-dissenting E&C Common Shareholders are entitled to receive, on the basis set forth in Section 2.3.

For greater certainty, in no circumstances shall Parent, Acquisitionco, E&C or any other Person be required to recognize a Dissenting Shareholder after the Effective Time, and the name of each Dissenting Shareholder shall be deleted from the register of E&C Common Shareholders on the Effective Date at the same time as the events described in Section 2.3 occurs.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1      Letter of Transmittal

          At the time of mailing the Circular or as soon as practicable thereafter, E&C shall forward to each E&C Shareholder at the address of such holder as it appears on the register maintained by or on behalf of E&C in respect of the holders of E&C Securities, a letter of transmittal (in the form accompanying the Circular) which shall contain instructions for obtaining delivery of the consideration payable to holders of such securities following the Effective Date pursuant to this Plan of Arrangement.

4.2      Exchange of Certificates for Payment

(a)

At or prior to the Effective Time, Parent or Acquisitionco shall deposit with the Depositary, cash in an amount equal to the aggregate amount of payments that are to be made pursuant to Section 2.3(a), Section 2.3(b) and Section 2.3(c) hereof. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding E&C Shares, together with a duly completed and executed letter of transmittal and such additional documents and instruments as the Depositary may reasonably require, the E&C Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such E&C Shareholder as soon as practicable after the Effective Time, a cheque representing the consideration which such E&C Shareholder has the right to receive under the Arrangement for such E&C Shares, less any amounts withheld pursuant to Section 4.4, and any certificate so surrendered shall forthwith be cancelled. The amount deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Acquisitionco.

(b)

Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to the Effective Time represented any E&C Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender payment in lieu of such certificate as contemplated in this Section 4.2, less any amounts withheld pursuant to Section 4.4. Any such certificate formerly representing E&C Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former E&C Shareholder of any kind or nature against or in E&C, Parent or Acquisitionco. On such anniversary date, all certificates representing E&C Shares shall be deemed to have been surrendered to Acquisitionco and the payment to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been surrendered to Acquisitionco.

(c)

On or as soon as practicable after the Effective Date, the Depositary shall deliver on behalf of Acquisitionco to each E&C Warrantholder as reflected on the books and records of E&C, the payment to which such holder is entitled in accordance with Section 2.3 of this Plan of Arrangement, less any amounts withheld pursuant to Section 4.4, against receipt of such documentation as Parent or E&C may reasonably require acknowledging the transfer of the E&C Warrants held by such E&C Warrantholder.

(d)

Any payment made by way of cheque by the Depositary on behalf of Acquisitionco that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the E&C Securityholder to receive the consideration for the applicable E&C Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquisitionco for no consideration.

4.3      Lost Certificates

          In the event any certificate which immediately prior to the Effective Time represented one or more outstanding E&C Shares (or options or warrants to acquire E&C Shares) surrendered pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, payment in accordance with such holder's letter of transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be delivered shall as a condition precedent to the delivery of such payment, give a bond satisfactory to E&C and the Depositary in such sum as E&C may direct, or otherwise indemnify E&C in a manner satisfactory to E&C, against any claim that may be made against Acquisitionco and E&C with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4      Withholding Rights

(a)	E&C, Acquisitionco, Parent and the Depositary and any affiliate of E&C shall be entitled to deduct and withhold from any consideration otherwise payable to any

E&C Securityholder such amounts as E&C, Acquisitionco, Parent or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the E&C Securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5
AMENDMENTS

5.1      Amendments to Plan of Arrangement

(a)

E&C may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing; (ii) approved by Parent and Acquisitionco; (iii) filed with the Court and, if made following the Meetings, approved by the Court; and (iv) communicated to E&C Securityholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by E&C at any time prior to the Meetings (provided that Parent and Acquisitionco shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meetings (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meetings shall be effective only if (i) it is consented to by each of E&C, Parent and Acquisitionco (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by E&C Securityholders voting in the manner directed by the Court.

(d)	This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in Section 2.3 in accordance with the terms of the Arrangement Agreement.

(e)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Securityholder.

ARTICLE 6
FURTHER ASSURANCES

6.1

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act, authorization or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.